Exhibit 99.1

Hampden Bancorp, Inc. Reports a 64% Increase in Nine Month Net Income and Declares Cash Dividend

SPRINGFIELD, Mass.--(BUSINESS WIRE)--May 1, 2012--Hampden Bancorp, Inc. (the “Company”) (NASDAQ - HBNK), which is the holding company for Hampden Bank (the “Bank”), announced the results of operations for the three and nine months ended March 31, 2012.

The Company had a $624,000, or 246.6%, increase in net income for the three months ended March 31, 2012 to $877,000, or $0.16 per fully diluted share, as compared to $253,000, or $0.04 per fully diluted share, for the same period in 2011. The provision for loan losses decreased $575,000 for the three month period ended March 31, 2012 compared to the same period in 2011, due to decreases in delinquent loans, including non-accrual loans, declining impaired loans and continued improvement in general economic conditions. The Company had an increase in net interest income of $435,000 for the three months ended March 31, 2012 compared to the three months ended March 31, 2011. There was an increase in interest and dividend income, including fees, of $29,000, or 0.5%, for the three months ended March 31, 2012 compared to the three months ended March 31, 2011 due to an increase in loan balances. For the three month period ended March 31, 2012, interest expense decreased by $406,000, or 22.9%, compared to the three month period ended March 31, 2011. This decrease in interest expense included a decrease in deposit interest expense of $291,000 and a decrease in borrowing interest expense of $115,000, due to a decrease in the rates on deposits and the restructuring of borrowed funds in the first quarter of fiscal 2012. The increase in non-interest income, including gain (loss) on sales of securities and loans, of $131,000 for the three months ended March 31, 2012 compared to the same period in 2011 was primarily due to an increase in the gain (loss) on sales of securities of $113,000 and a gain on sale of loans of $89,000. Non-interest expense remained relatively unchanged for the three months ended March 31, 2012 compared to the three months ended March 31, 2011. Our combined federal and state effective tax rate was 37.1% for the three months ended March 31, 2012 compared to a 9.1% benefit for the same period in 2011. The 9.1% benefit for the three months ended March 31, 2011 was due to the Company reversing $100,000 of the valuation reserve against a deferred tax asset.

The Company had a $819,000, or 63.6%, increase in net income for the nine months ended March 31, 2012 to $2.1 million, or $0.35 per fully diluted share, as compared to $1.3 million, or $0.20 per fully diluted share, for the same period in 2011. The Company had an increase in net interest income of $790,000 for the nine months ended March 31, 2012 compared to the nine months ended March 31, 2011. There was a decrease in interest and dividend income, including fees, of $760,000, or 3.9%, for the nine months ended March 31, 2012 compared to the nine months ended March 31, 2011. This decrease in interest income was mainly due to a decrease in loan income of $495,000 and a decrease in debt securities income of $250,000. For the nine month period ended March 31, 2012, interest expense decreased by $1.6 million, or 26.3%, compared to the nine month period ended March 31, 2011. This decrease in interest expense included a decrease in deposit interest expense of $1.1 million and a decrease in borrowing interest expense of $450,000. The provision for loan losses decreased $775,000 for the nine month period ended March 31, 2012 compared to the same period in 2011, due to decreases in delinquent loans, including in non-accrual loans, declining impaired loans and continued improvement in general economic conditions. Non-interest income, including gain (loss) on sales of securities and loans, increased $98,000 for the nine months ended March 31, 2012 compared to the same period in 2011 due to a $105,000 loss on sales or calls / impairment of securities, net, in fiscal year 2011. The increase in non-interest expense of $234,000, or 1.9%, for the nine months ended March 31, 2012 compared to the same period in 2011 was due to increases in salaries and employee benefits of $250,000 and other general and administrative expenses of $256,000. Partial offsets to these increases were a decrease in FDIC insurance expenses of $235,000 and a decrease in data processing services of $83,000 for the nine months ended March 31, 2012 compared to the same period in 2011. Our combined federal and state effective tax rate was 35.4% for the nine months ended March 31, 2012 compared to 29.8% for the same period in 2010. The reason for the increase in the effective tax rate is due to the Company reversing $100,000 of the valuation reserve against a deferred tax asset.

The Company’s total assets increased $37.8 million, or 6.6%, from $573.3 million at June 30, 2011 to $611.1 million at March 31, 2012. Securities increased $19.6 million, or 17.5%, to $131.5 million and cash and cash equivalents increased $7.2 million, or 23.0%, to $38.3 million at March 31, 2012. The increase in securities and cash was due to the Company investing the excess cash it received from the increase in deposits and additional borrowings. Net loans, including loans held for sale, increased $5.7 million, or 1.4%, to $403.8 million at March 31, 2012. Due to interest rate risk, the Company has decided to sell the majority of its current originations of long-term fixed rate mortgages.

Non-performing assets totaled $4.7 million or 0.78% of total assets, at March 31, 2012 compared to $7.5 million, or 1.30% of total assets, at June 30, 2011. Total non-performing assets included $3.4 million of non-performing loans and $1.3 million of other real estate owned. From June 30, 2011 to March 31, 2012, commercial real estate non-performing loans have decreased $1.4 million; residential mortgage non-performing loans have decreased $1.2 million; consumer, including home equity and manufactured homes, non-performing loans have decreased $167,000; and commercial non-performing loans have decreased $18,000. Impaired loans totaled $16.1 million as of March 31, 2012. The Company has established $253,000 in specific reserves for impaired loans. When looking at the allowance for loan losses to total loans ratio of 1.28% as of March 31, 2012, management believes it is sufficient to cover estimated losses. The allowance for loan losses to non-performing loans ratio increased from 88.06% at June 30, 2011 to 153.67% at March 31, 2012.

Deposits increased $18.2 million, or 4.4%, to $435.4 million at March 31, 2012 from $417.3 million at June 30, 2011. The Company has been focused more on obtaining core deposits than time deposits. Demand deposits increased $10.7 million, savings accounts increased $10.0 million, money market accounts increased $8.4 million and NOW accounts increased $3.8 million. Certificates of deposits decreased $14.6 million.

Short-term borrowings, including repurchase agreements, increased $3.5 million, or 48.8%, to $10.8 million at March 31, 2012 from $7.2 million at June 30, 2011, which consisted of an increase of $2.0 million in short-term borrowings and an increase of $1.5 million in repurchase agreements. Long-term debt increased $22.4 million, or 47.2%, to $69.9 million at March 31, 2012 from $47.5 million at June 30, 2011. The Company used these borrowings to match fund some of its investing assets.

Stockholders’ equity decreased $6.1 million, or 6.5%, to $87.4 million at March 31, 2012 from $93.5 million at June 30, 2011. During the nine months ended March 31, 2012, the Company purchased 694,368 shares of Company stock for $8.6 million, at an average price of $12.43 per share pursuant to the Company’s previously announced stock repurchase programs. In addition, the Company repurchased 19,523 shares of Company stock, at an average price of $11.93 per share, in the nine months ended March 31, 2012 in connection with the vesting of certain restricted stock grants issued pursuant to our 2008 Equity Incentive Plan. The Company repurchased these shares from the employee plan participants for settlement of tax withholding obligations. The Company is currently repurchasing shares under its sixth stock repurchase program. The Company is authorized to purchase up to 304,280 shares, or approximately 5%, of the Company’s outstanding common stock. Our ratio of capital to total assets decreased to 14.3% at March 31, 2012 compared to 16.3% at June 30, 2011. The Company’s book value as of March 31, 2012 was $14.37.

Thomas R. Burton, CEO and Vice Chairman stated, “Economic conditions in our local economy continue to improve as evidenced by a decline in delinquent and impaired loans as well as a nominal increase in loan growth. We have reduced the provision for loan losses while continuing to maintain strong ratios related to our reserve coverage. Overall, we are pleased with the results but recognize that asset growth is necessary for continued financial improvement.”

The Company announced today that the Board of Directors of the Company declared a quarterly cash dividend of $0.04 per common share, payable on May 31, 2012, to shareholders of record at the close of business on May 16, 2012.

Established in 1852, Hampden Bank is a full service community bank serving the families and businesses in and around Hampden County. The Bank has ten office locations in Springfield, Agawam, Longmeadow, West Springfield, Wilbraham, and Indian Orchard. Hampden Bank offers customers the latest in internet banking, including on-line banking and bill payment services.

Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Because these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe”, “expect”, “anticipate”, “estimate”, and “intend” or future or conditional verbs such as “will”, “would”, “should”, “could”, or “may.” Certain factors that could have a material adverse affect on the operations of the Bank include, but are not limited to, increased competitive pressure among financial service companies, national and regional economic conditions, changes in interest rates, changes in consumer spending, borrowing and savings habits, legislative and regulatory changes, adverse changes in the securities markets, inability of key third-party providers to perform their obligations to Hampden Bank, changes in relevant accounting principles and guidelines and our ability to successfully implement our branch expansion strategy. Additionally, other risks and uncertainties are described in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) which is available through the SEC’s website at www.sec.gov. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.

HAMPDEN BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(unaudited)

	At March 31,	At June 30,
	2012	2011
Selected Financial Condition Data:	(In Thousands)

Total assets	$611,124	$573,326
Loans, net (1)	403,786	398,108
Securities	131,501	111,919
Deposits	435,439	417,255
Short-term borrowings, including repurchase agreements	10,760	7,233
Long-term debt	69,876	47,478
Total stockholders' equity	87,441	93,516
(1) Includes loans held for sale of $574,000 at March 31, 2012, and $400,000 at June 30, 2011.
	For The Three Months Ended March 31,		For The Nine Months Ended March 31,
	2012	2011	2012	2011
Selected Operating Results:	(In thousands, except share data)		(In thousands, except share data)

Interest and dividend income, including fees	$6,206	$6,177	$18,560	$19,320
Interest expense	1,368	1,774	4,343	5,893
Net interest income	4,838	4,403	14,217	13,427
Provision for loan losses	25	600	425	1,200
Net interest income after provision for loan losses	4,813	3,803	13,792	12,227
Non-interest income	610	681	1,888	1,898
Gain (loss) on sales and calls of securities and loans, net	138	(64)	443	335
Non-interest expense	4,167	4,188	12,860	12,626
Income before income tax expense	1,394	232	3,263	1,834
Income tax expense (benefit)	517	(21)	1,156	546
Net income	$877	$253	$2,107	$1,288

Basic earnings per share	$0.16	$0.04	$0.36	$0.21
Basic weighted average shares outstanding	5,599,560	6,197,596	5,887,148	6,254,803

Diluted earnings per share	$0.16	$0.04	$0.35	$0.20
Diluted weighted average shares outstanding	5,658,309	6,243,822	5,967,703	6,304,178

	For The Three Months Ended March 31,		For The Nine Months Ended March 31,
	2012	2011	2012	2011
Selected Ratios:

Performance Ratios: (1)
Return on average assets (ratio of net income to average total assets)	0.60%	0.18%	0.49%	0.30%
Return on average equity (ratio of net income to average equity)	4.03%	1.09%	3.11%	1.83%
Average interest rate spread (2)	3.30%	2.92%	3.24%	2.90%
Net interest margin (3)	3.57%	3.27%	3.54%	3.29%
Efficiency ratio (4)	74.60%	83.43%	77.71%	80.63%
Non-interest expense to average total assets	2.87%	2.95%	3.00%	2.94%
Non-interest income to average total assets	0.52%	0.43%	0.54%	0.52%
Dividend pay-out ratio (5)	27.76%	80.62%	17.33%	47.51%

(1) Ratios for the three and nine months ended March 31, 2012 and 2011 are annualized.
(2) The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities.
(3)The net interest margin represents net interest income as a percent of average interest-earning assets.
(4) The efficiency ratio represents non-interest expense for the period divided by the sum of net interest income (before the loan loss provision) plus non-interest income.
(5) Dividends declared per share divided by basic net income per common share.
	At March 31,	At December 31,	At September 30,	At June 30,
	2012	2011	2011	2011
Asset Quality Ratios:
Non-performing loans to total loans	0.83%	1.37%	1.48%	1.55%
Non-performing assets to total assets	0.78%	1.16%	1.26%	1.30%
Allowance for loan losses to non-performing loans	153.67%	101.22%	97.09%	88.06%
Allowance for loan losses to total loans	1.28%	1.39%	1.44%	1.37%

CONTACT:
Hampden Bancorp, Inc.
Robert A. Massey, 413-452-5150
CFO, Treasurer, and Senior Vice President
rmassey@hampdenbank.com